Exhibit 99.1

MSC INDUSTRIAL SUPPLY CO. TO RELOCATE CUSTOMER SUPPORT CENTER ON LONG ISLAND, N.Y.

MELVILLE, N.Y. and DAVIDSON, N.C., Dec. 3, 2020 - MSC INDUSTRIAL SUPPLY CO. (NYSE: MSM), a premier distributor of Metalworking and Maintenance, Repair and Operations (MRO) products and services to industrial customers throughout North America, today announced that it plans to relocate its Long Island Customer Support Center (CSC) to a smaller facility in Melville, N.Y.

MSC has signed a long-term lease to occupy approximately 26,000 square feet in an office building located at 515 Broadhollow Road and expects to make the move in late Spring 2021. The company plans to sell its 170,000-square-foot CSC situated on 17 acres at 75 Maxess Road in Melville.

“Like many companies, we moved to a remote working environment during the early stages of the coronavirus pandemic. We have been impressed by the flexibility and productivity that our associates have displayed while working remotely and they have indicated they prefer the flexibility and work-life balance that working from home  provides them,” said MSC President and Chief Executive Officer Erik Gershwind.

“Given the surge of coronavirus cases we’re seeing in various regions, it’s unclear when we will be able to return to our offices. But when we do, we do not envision going back to a pre-virus environment. We expect to take a hybrid approach with many associates continuing to work remotely while providing limited access to our facilities for those occasions in which they need to be in the office. With that in mind, we determined that our current CSC in Melville is simply too large to accommodate this hybrid approach, so we have decided to relocate to a more suitable space just one mile away on Broadhollow Road.”

The new facility will feature a vibrant, open floor plan and offer MSC associates the ability to work remotely the majority of the time, but provide a progressive office environment when they need a different workspace or conference room to meet with colleagues, customers, suppliers and others. Associates will be able to reserve a workspace or conference room in the new building through a mobile app.

“Moving to a hybrid remote-working model for our associates opens up a lot of possibilities in terms of attracting and retaining top talent for long-term success as we continue to transform our business to deliver a world-class experience for our customers,” Gershwind said.

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Contact Information

Investors:	Media:
John G. Chironna	Paul Mason
Vice President, Investor Relations and Treasurer	Director, Corporate Communications
(704) 987-5231	(704) 987-5313
chironnj@mscdirect.com	paul.mason@mscdirect.com

About MSC Industrial Supply Co. MSC Industrial Supply Co. (NYSE:MSM) is a leading North American distributor of metalworking and maintenance, repair, and operations (MRO) products and services. We help our customers drive greater productivity, profitability and growth with more than 1.8 million products, inventory management and other supply chain solutions, and deep expertise from over 75 years of working with customers across industries.

Our experienced team of more than 6,300 associates is dedicated to working side by side with our customers to help drive results for their businesses - from keeping operations running efficiently today to continuously rethinking, retooling, and optimizing for a more productive tomorrow.

For more information on MSC, please visit mscdirect.com.

75 Maxess Road, Melville, New York, 11747  |  O  800.645.7270  |  mscdirect.com